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                                  EXHIBIT 23.01

                            THE STEAK N SHAKE COMPANY

                          CONSENT OF ERNST & YOUNG LLP


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63342) pertaining to the 1992 Employee Stock Option Plan, (Forms S-8 No. 33-63344 and No. 333-53447) pertaining to the Employee Stock Purchase Plan, (Form S-8 No. 33-61945) pertaining to the 1995 Employee Stock Option Plan and (Form S-8 No. 333-33667) pertaining to the 1997 Employee Stock Option Plan of Consolidated Products, Inc. of our report dated November 26, 2001, with respect to the consolidated financial statements of The Steak n Shake Company incorporated by reference in the Annual Report (Form 10-K) for the year ended September 26, 2001.

                                        /s/ Ernst & Young LLP

Indianapolis, Indiana
December 19, 2001